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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                       Date of Report: December 6, 1998


                              THE SEAGRAM COMPANY LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            Canada                      1-2275                      None
(STATE OR OTHER JURISDICTION         (COMMISSION               (IRS EMPLOYER
      OF INCORPORATION)              FILE NUMBER)            IDENTIFICATION NO.)


               1430 Peel Street, Montreal, Quebec, Canada H3A 1S9
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



               Registrant's telephone number, including area code:

                                (514) 849-5271
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Item 5. Other Events.

On December 6, 1998, The Seagram Company Ltd. (the "Corporation") announced that its offer for all issued shares of PolyGram N.V. ("PolyGram") expired, as scheduled, at 3:00 p.m., Amsterdam time (9:00 a.m., New York City time), on Friday, December 4, 1998. The Corporation has accepted all PolyGram shares validly tendered and not withdrawn pursuant to the offer.

The Corporation stated that according to Citibank, N.A. and MeesPierson N.V., the exchange agents for the offer, approximately 179,130,648 shares (including approximately 72,950 shares tendered by notices of guaranteed delivery) have been validly tendered and not withdrawn pursuant to the offer. Such shares represent approximately 99.52 percent of all issued PolyGram shares.

All PolyGram shareholders who elected to receive cash for their PolyGram shares will receive NLG 115 in cash (approximately U.S. $60.81 based on the Noon Buying Rate of the New York Federal Reserve Bank on December 4, 1998). If they so elected, holders of U.S. registered PolyGram shares will receive the U.S. dollar equivalent of NLG 115 on the date the Corporation pays its U.S. exchange agent.

PolyGram shareholders who elected to receive common shares of the Corporation in the offer will receive a pro rata portion of the approximately 47.9 million shares of the Corporation that will be issued in the offer (approximately 12 percent of the outstanding shares of the Corporation after the transaction) based on an exchange ratio of 1.3772 shares of the Corporation for each PolyGram share. As a result of proration, each PolyGram shareholder who elected to receive shares of the Corporation will receive such shares in exchange for approximately 25.73 percent of the PolyGram shares that were covered by the holder's share election and cash for all other tendered shares.

The Corporation stated that payment for PolyGram shares accepted in the offer is expected to be made beginning on December 10, 1998.

As previously disclosed, the Corporation stated that it expects to commence compulsory acquisition proceedings before the Enterprise Division of the Court of Appeals in Amsterdam as promptly as practicable in order to acquire the remaining PolyGram shares. The Corporation also will be effecting a corporate reorganization of PolyGram and its subsidiaries, which will include, among other things, the transfer of subsidiaries from PolyGram to affiliates of the Corporation for fair market value and the distribution of substantially all proceeds received from such transfers as a dividend to PolyGram shareholders, consisting of the Corporation (or an affiliate) and the remaining PolyGram shareholders. Receipt of the dividend by non-tendering PolyGram shareholders would reduce the amount payable to them in a compulsory acquisition.

A copy of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference.


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Item 7. Financial Statements and Exhibits.

        (c)  Exhibits

        (99) Press Release.


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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    THE SEAGRAM COMPANY LTD.
                                          (Registrant)



Date: December 7, 1998
                                    By:  /s/ Daniel R. Paladino
                                         -------------------------------------
                                         Daniel R. Paladino
                                         Executive Vice President -- Legal and
                                            Environmental Affairs


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                                  EXHIBIT INDEX



Exhibit
Number                Description of Exhibit
-------               ----------------------

  (99)                Press Release.


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